Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Elme Communities for the registration of 12,124 common shares and to the incorporation by reference therein of our reports dated February 16, 2024, with respect to the consolidated financial statements and schedules of Elme Communities, and the effectiveness of internal control over financial reporting of Elme Communities, included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

February 20, 2024